                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this pre-effective Amendment No. 3 to the Registration Statement of LORECOM Technologies, Inc. on Form SB-2 of our reports on the financial statements of the following companies (for the periods indicated) appearing in the Prospectus, which is part of this Registration Statement:


      As of December 31, 1998, and for the period from September 4, 1998 (date of inception), to December 31, 1998:

         LORECOM Technologies, Inc. (formerly The Alliance Group, Inc. and Advantage Business Solutions, Inc.), dated March 18, 1999 (April 9, 1999 as to Note 7 to the financial statements, and May 12, 1999 as to
         Note 8 to the financial statements)

      As of December 31, 1998, and the year then ended:

         Access Communication Services, Inc., dated February 28, 1999 American Telcom, Inc., dated February 19, 1999
         Banner Communications, Inc., dated February 28, 1999
         Communication Services, Inc., dated March 9, 1999
         Travis Business Systems, Inc., dated February 19, 1999

      As of December 31, 1998 and 1997, and for the years then ended:

         Telephone and Paging Divisions of Electrical & Instrument Sales Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the divisions being a component part of EIS), dated March 5, 1999

      As of September 30, 1998, and for the year then ended:

         Terra Telecom, Inc., dated February 15, 1999
         Telkey Communications, Inc., dated February 26, 1999



We also consent to the reference to us under the headings "Summary Combined Financial Information" and "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP


Oklahoma City, Oklahoma
July 23, 1999